NEWS RELEASE

For Immediate Release
January 2, 2014
Contact:	Barbara Thompson
First Citizens BancShares
919.716.2716

FIRST CITIZENS BANK COMPLETES MERGER WITH
1st FINANCIAL SERVICES CORPORATION, MOUNTAIN 1st BANK

RALEIGH, N.C. - First-Citizens Bank & Trust Company (known as First Citizens Bank) announced today that the previously announced merger of 1st Financial Services Corp. and its subsidiary, Mountain 1st Bank & Trust Co., into First Citizens Bank was completed on Wednesday, Jan 1. The former Mountain 1st branches in western North Carolina opened today (Thursday, Jan. 2) as First Citizens Bank locations.

Frank B. Holding Jr., chairman and CEO of First Citizens, said: “We want to welcome our new customers to First Citizens. The values that underpin each bank made us very compatible, and we are well positioned to move forward together to better serve the personal and business needs of customers with expanded financial services and products, while maintaining a personal approach to banking. We’re committed to making this transition as easy as possible and continuing to build strong, long-term relationships. ”

In December, the shareholders of Hendersonville, N.C.-based 1st Financial voted to approve the merger agreement with Raleigh, N.C.-headquartered First Citizens. The merger was also approved by the Federal Deposit Insurance Corp. and the North Carolina Commissioner of Banks.

Customers should bank as they normally do at their existing branches. Mountain 1st customer accounts are expected to be converted to First Citizens’ systems in spring 2014. Customers will be notified in writing of the transition.

In the meantime, customers should continue to use their Mountain 1st Bank checks, ATM, debit and credit cards. They will still have online access to their accounts. Mountain 1st customers already can use any First Citizens ATM with no surcharge fees on cash withdrawals. Customers with questions can contact a representative at any of the former Mountain 1st Bank branches or call the First Citizens Customer Care Center at 1.866.407.0324 between 7:00 a.m. and 11:00 p.m. Eastern time daily.

The 12 former Mountain 1st branches are located in Asheville, Brevard, Columbus, Etowah, Fletcher, Forest City, Hendersonville (two branches), Hickory, Marion, Shelby and Waynesville.

Founded in 1898, First Citizens Bank is a major subsidiary of First Citizens BancShares Inc. (Nasdaq: FCNCA), which has $21 billion in assets. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through a network of branch offices, telephone banking, mobile banking, online banking at firstcitizens.com and ATMs.

Headquartered in Raleigh, N.C., First Citizens Bank serves 17 states (Arizona, California, Colorado, Florida, Georgia, Kansas, Maryland, Missouri, New Mexico, North Carolina, Oklahoma, Oregon, Tennessee, Texas, Virginia, Washington and West Virginia) and the District of Columbia. The bank is the recipient of multiple national awards for customer satisfaction and overall stability and security. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit the web site.